Exhibit 10.1
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (the “Agreement”) is made effective as of May 31, 2017, by and between CALIX, INC., a Delaware corporation (“Company”) and CORY SINDELAR, an individual (“Consultant”), for the purpose of setting forth the terms and conditions by which Company will engage Consultant to perform services (“Services”) on a temporary basis.
1.WORK AND PAYMENT.
1.1    Assignment. Attached to this Agreement as Exhibit A, as may be amended from time to time, is a temporary consulting services assignment (the “Services Assignment”) describing the services that Consultant will perform (the “Services”).
1.2    Services. During the Term, Consultant will render the Services in accordance with and subject to the terms of this Agreement. Consultant represents that Consultant has the qualifications, experience and ability to adequately perform the Services. During the Term, Consultant shall use Consultant’s best efforts to perform the Services consistent with prevailing best practices for such Services and not in any way contrary to Calix’s interests, including avoidance of any conflicts of interest. The manner and means by which Consultant chooses to complete the Services are in Consultant’s sole discretion and control. In performing the Services and completing the projects, Consultant will use Consultant’s own equipment, tools and other materials at Consultant’s own expense except as expressly required otherwise by Company.
1.3    Payment. In exchange for the Services, Consultant shall receive the fees and reimbursements as set forth in Exhibit A hereto. Except as expressly provided in Exhibit A, as may be amended from time to time, Consultant shall not be entitled to any other compensation, remuneration or payment in connection with the Services or this Agreement.
2.    CONFIDENTIAL INFORMATION.
2.1    Definition. In the course of Consultant’s performance hereunder, Consultant may receive and otherwise be exposed to Confidential Information. “Confidential Information” shall include any non-public, proprietary or confidential information, including without limitation, trade secrets, know-how, business practices, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, strategy, information concerning finances, investments, profits, pricing, costs, forecasts, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, branding, sales, marketing, promotions, government and regulatory activities and approvals – concerning the past, current or future business, activities and operations of the Company and/or any third party that has disclosed or provided any of same to the Company on a confidential basis. Any of such information, in whatever form and whether or not marked as confidential or proprietary, and all derivatives, improvements and enhancements to any of the above, whether provided to Consultant, or created or developed by Consultant under this Agreement, as well as information of third parties as to which Company has an obligation of confidentiality, shall all be treated as the confidential and proprietary information of Company.
2.2    Restrictions on Use and Disclosure. Consultant acknowledges the confidential and secret character of the Confidential Information, and agrees that the Confidential Information is the sole, exclusive and extremely valuable property of Company. Accordingly, Consultant agrees not to use or reproduce the Confidential Information except as necessary in the performance of this Agreement, and not to disclose all or any part of the Confidential Information in any form to any third party, either during or after the term of this Agreement, without the prior written consent of Company. In addition, Consultant represents that during Consultant’s provision of Services, even if before the execution of this Agreement, Consultant has not used the Confidential Information except in the performance of this Agreement without the prior written consent of Company, and has not disclosed all or any part of the Confidential Information in any form to any third party.
2.3    Exceptions. The obligations of confidentiality set forth in Section 2.2 will not apply to the extent that such Confidential Information: (a) was generally available to the public or otherwise part of the public domain at the time of disclosure; (b) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of Consultant; (c) was already known to Consultant, without confidentiality restrictions, at the time of disclosure; (d) was disclosed to Consultant, without confidentiality restrictions, by a third party who had no obligation not to disclose such information to others; or (e) was developed independently by Consultant without any use of or reference to the Confidential

Information, as shown by Consultant’s contemporaneous written records.
2.4    Third Party Information. Consultant shall not disclose or otherwise make available to Company in any manner any confidential information received by Consultant under obligations of confidentiality from a third party.
2.5    Obligations upon Termination. Upon termination of Service and/or this Agreement for any reason, Consultant shall (a) cease and not thereafter commence use of any Confidential Information owned or used by the Company; (b) immediately destroy, delete, or return to the Company, at the Company’s option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Consultant’s possession or control (including any of the foregoing stored or located in Consultant’s office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company; (c) at the Company’s request, make available for inspection by the Company all electronic devices owned by Consultant that may have contained Confidential Information so that the Company may confirm the deletion of such Confidential Information; and (d) notify and fully cooperate with the Company regarding the delivery or destruction of any other Confidential Information of which Consultant is or becomes aware.
3.    OWNERSHIP; LICENSES.
3.1    Work Product; Assignment. Consultant agrees that Company shall be the sole and exclusive owner of all right, title and interest in and to all ideas, inventions, works of authorship, work product, materials, and other deliverables (a) conceived, made, developed, reduced to practice, or worked on by Consultant in the course of providing services for Company prior to the date of this Agreement, (b) that Consultant conceives, makes, develops or works on in the course of providing the Services for Company following execution of this Agreement, and (c) all patent, copyright, trademark, trade secret and other intellectual property rights in any of the foregoing, whether now known or hereafter recognized in any jurisdiction (collectively, “Work Product”). Consultant hereby assigns to Company all of Consultant’s right, title and interest in and to any and all Work Product. Consultant hereby waives any applicable moral rights in the Work Product.
3.2    Assistance. Consultant agrees to execute any papers, including patent applications, invention assignments and copyright assignments, and otherwise agrees to assist Company as reasonably required at Company’s reasonable expense to perfect in Company the right, title and other interest in Work Product expressly granted to Company under this Agreement.
3.3    License to Perform Services. Company hereby grants to Consultant a non-exclusive, limited license during the term of this Agreement, under all intellectual property rights owned or controlled by Company, solely to the extent required for Consultant to perform Services in accordance with the terms of this Agreement. With the exception of the foregoing limited license, no right, title or interest in or to any intellectual property rights of the Company are granted to Consultant under this Agreement.
4.    TERM AND TERMINATION; TRANSITION. The “Term” of this Agreement shall commence on the Start Date stated in Exhibit A and continue in effect until and unless terminated in accordance with this Section 4. This Agreement may be terminated by Company or Consultant with thirty (30) days advanced written notice (the “Notice Period”) to the other party. During the Notice Period, Consultant shall provide reasonable transition services and assistance in the areas of work covered by the Services and complete such responsibilities as may be reasonably requested by the Company to provide for an orderly transition of the Services. Sections 2 through 6 shall survive the expiration or any termination of this Agreement.
5.    INDEPENDENT CONTRACTOR. Consultant’s relationship with Company will be that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company in performing its duties under this Agreement, and is not authorized to make any representation, warranty, contract, or commitment on behalf of Company in its capacity as a Consultant hereunder. Consultant will be solely responsible for all tax returns and payments required to be filed with or made to any federal, state or local tax authority with respect to Consultant’s performance of services and receipt of fees under this Agreement. Because Consultant is an independent contractor, Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker’s compensation insurance on Consultant’s behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability and other contributions based on fees paid to Consultant under this Agreement.
6.    GENERAL.
6.1    Assignment. The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, administrators and permitted assigns. Company may freely assign this Agreement, and Consultant expressly agrees that any intellectual property rights licensed to Company are transferable to Company’s assignee without Consultant’s consent. Consultant may not assign this Agreement or Consultant’s rights or obligations hereunder without the prior written consent of Company. Any such purported assignment not in accordance with this Section 6.1 shall be null and void.
6.2    Governing Law; Jurisdiction. The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the State of California without regard to conflict of law principles. Consultant agrees that, upon Company’s request, all disputes arising hereunder shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Francisco, California, and Consultant hereby agrees to consent to the personal jurisdiction of such courts.
6.3    Notices. All notices or reports permitted or required under this Agreement shall be in writing and shall be delivered by personal delivery, electronic mail, facsimile transmission or by certified or registered mail, return receipt requested, and shall be deemed given upon personal delivery, five days after deposit in the mail, or upon acknowledgment of receipt of electronic transmission. Notices shall be sent to the following addresses:
If to Company:    Calix, Inc.
Attention: General Counsel
1035 N. McDowell Blvd.
Petaluma, CA 94954
suzanne.tom@calix.com

If to Consultant:    Cory Sindelar
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6.4    Entire Agreement; Waiver and Modification; Severability; Construction. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing signed by both parties. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.” In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent enforcement of any other provision of this Agreement. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. This agreement may be executed in two or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. This

Agreement and any Services Assignments agreed upon by the parties constitute the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersede all prior and contemporaneous understandings and agreements relating to its subject matter. In the event of any conflict between this Agreement and any Services Assignment, this Agreement shall govern.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

CALIX, INC.	CORY SINDELAR
By: /s/ Carl Russo	By: /s/ Cory Sindelar
Name: Carl Russo
Title: President & CEO

Date: May 31, 2017	Date: May 31, 2017

SIGNATURE PAGE TO CALIX, INC.
CONSULTING AGREEMENT

EXHIBIT A
SERVICE ASSIGNMENT

Start Date/Term:	May 31, 2017, with an initial expected term of 3 months (through August 31, 2017), and continuing monthly unless terminated in accordance with Section 4 of the Agreement

Role/title:	Interim Chief Financial Officer and Principal Financial Officer

Work to be performed:	Provide financial and accounting management typical of that expected of a chief financial officer of a publicly-listed corporation including, but not limited to, the following areas of responsibility:

•	Management and Board financial reviews and presentations

•	Financial books and records, including monthly and quarterly financial closings

•	Adoption and implementation of accounting standards, including ASC 606

•	Enhancements in financial and accounting processes, systems and controls

•	Finance team staffing and resource planning

•	Automation of manual processes

•	Financial forecasting, budgeting and long-range financial planning

•	Treasury and related cash management

•	Tax compliance, returns and filings

•	Quarterly reviews and annual financial statement audits

•	Quarterly earnings calls and oversight over investor relations activities

•	SEC reporting compliance, including filings on Forms 10-K, 10-Q and 8-K

•	Management’s Assessment of Disclosure and Internal Controls and related requirements under Sarbanes-Oxley Rules 302 and 404

•	Other areas as deemed appropriate by the CEO and Audit Committee

Fees:	$25,000 per month, payable twice monthly, on the 15th day and last day of each month

Expense reimbursement:
Reasonable and necessary expenses related to travel and other direct expenses incurred in rendering the Service shall be reimbursed in accordance with the Company’s travel and expense policies applicable to employees.

ACKNOWLEDGED AND AGREED:

CALIX, INC.	CORY SINDELAR
By: /s/ Carl Russo	By: /s/ Cory Sindelar
Name: Carl Russo
Title: President & CEO

Date: May 31, 2017	Date: May 31, 2017